Exhibit 4.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of

October 11, 2016

among

INGREDION INCORPORATED,

The Subsidiary Borrowers Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

BRANCH BANKING AND TRUST COMPANY; BANK OF MONTREAL;

WELLS FARGO BANK, NATIONAL ASSOCIATION; MIZUHO BANK, LTD.;

HSBC BANK USA, N.A.; CITIBANK, N.A., ING CAPITAL LLC and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A. and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Bookrunners and Joint Lead Arrangers

i

ii

SCHEDULES:

Schedule 1.01	—	Pricing Schedule
Schedule 1.02	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 6.02	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit B-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit B-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit B-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C	—	Form of Designation Letter
Exhibit D	—	Form of Termination Letter

iii

REVOLVING CREDIT AGREEMENT dated as of October 11, 2016, among INGREDION INCORPORATED (formerly known as Corn Products International, Inc.), the Subsidiary Borrowers party hereto, the LENDERS party hereto from time to time and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning set forth in Section 9.14.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any Loan or any Letter of Credit.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Revolving Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted Eurocurrency Rate for any day shall be based on the Eurocurrency Rate at approximately 11:00 a.m. London time on such day (determined as if the relevant ABR

Borrowing were a Eurodollar Borrowing). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Borrower” means, with respect to any Loan or other amount owing hereunder or any matter pertaining to such Loan or other amount, whichever of the Borrowers is the primary obligor on such Loan or other amount.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.15(b).

“Applicable Lending Installation” is defined in Section 2.02(e).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or ABR Loan or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth on Schedule 1.01 under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio or Ratings, as applicable.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Debt” of any Person means the sum, without duplication, of (a) all Indebtedness of such Person for borrowed money and Indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, plus (b) all Receivables Transaction Attributed Indebtedness of such Person, plus (c) all Indebtedness, contingent or otherwise, of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances or similar extensions of credit, plus (d) all Capital Lease Obligations of such Person, plus (e) any monetary obligation of such Person under a synthetic, off-balance sheet or tax retention lease or any other monetary obligation arising under a similar transaction, plus (f) all Guarantees by such Person of Borrowed Debt of others, plus (g) all Permitted Receivable Sales Transaction Indebtedness.

“Borrower” and “Borrowers” means, individually and collectively, the Company and each Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date to the same Applicable Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Applicable Borrower, or by the Company on behalf of the Applicable Borrower, for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan for a LIBOR Quoted Currency, the term

“Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Borrowing or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro).

“Canadian Dollars” and “Cdn$” mean the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, with respect to any Eurocurrency Borrowing in Canadian Dollars and for any applicable Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to the relevant period displayed on CDOR01 page of the Reuters Monitor Service (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at or about 10:15 a.m. (Toronto, Ontario time) on the Quotation Day for such Interest Period.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved by the board of directors of the Company nor (ii) appointed or approved by a majority of directors so nominated or approved; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline or directive (whether or not having the force of law) in each case by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary,(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Company” means Ingredion Incorporated, a Delaware corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to consolidated net income (or net loss) of the Company and its Subsidiaries plus, to the extent deducted in determining consolidated net income (or net loss) for such period, the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring, non-cash charges and non-cash restructuring charges, (f) net income attributable to non-controlling interests and (g) acquisition expenses incurred in cash in an aggregate amount not to exceed $75,000,000 in any four fiscal quarter period, minus, to the extent included in determining consolidated net income (or net loss) for such period, the sum of (y) net loss attributable to non-controlling interests and (z) non-recurring, non-cash gains and non-cash restructuring gains, in each case determined in accordance with GAAP by reference to the consolidated financial statements of the Company required to be delivered pursuant to the Credit Documents. If the Company or a Subsidiary consummates or has consummated an acquisition or a disposition at any time since the commencement of such period but on or prior to the applicable date of determination, then, for the purposes of calculating the financial covenants set forth in Sections 6.06 and 6.07 for the applicable period, Consolidated EBITDA for such period shall be adjusted on a pro forma basis to give effect to such acquisition or disposition as though such acquisition or disposition had been consummated as of the first day of such period;

provided that, with respect to any acquisition, such pro forma adjustments (including any pro rated amounts necessary to give effect to such acquisition for all of such period) shall, with respect to the acquired entity or business, be based on the financial information (such as internal monthly reports) available to (and in good faith relied upon by) the Company.

“Consolidated Net Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date minus goodwill of the Company and its Subsidiaries as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.10(e), each Designation Letter, each Termination Letter and each other document from time to time designated as such by the Company and the Administrative Agent and, in each case of the foregoing, any amendments, modifications or supplements thereto or waivers thereof.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or participations in Letters of Credit or Swingline Loans or (ii) pay over to any Specified Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Specified Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by a Specified Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Specified Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of (i) a Bankruptcy Event at a time it has an unfunded Commitment or (ii) a Bail-In Action.

“Designation Letter” means a letter in substantially the form of Exhibit C hereto.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Delivery” has the meaning set forth in Section 5.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and/or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the Company or any ERISA Affiliate shall have incurred, or is reasonably expected to incur, any liability pursuant to Title I or Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans or (d) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency unit of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to (a) any Eurocurrency Borrowing in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case the “Eurocurrency Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period and (b) any Eurocurrency Borrowing denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency; provided, that, if a Eurocurrency Screen Rate or the Local Screen Rate, as applicable, shall not be available at the applicable time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurocurrency Rate shall be the Interpolated Rate; provided, further, if the Local Screen Rate, the Eurocurrency Screen Rate or any Interpolated Rate, as applicable, shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Screen Rate” is defined in the definition of Eurocurrency Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at 11:00 a.m. Local Time on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, after consultation with the Company, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each fiscal quarter of the Company,

(b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Revolving Credit Agreement dated October 22, 2012 among the Company, JPMorgan, as administrative agent, and the lenders party thereto.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement and set forth on Schedule 1.02 hereto.

“Farm Credit System” means a federally chartered network of borrower-owned lending institutions comprised of cooperatives and related service organizations.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any intergovernmental agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Foreign Currency” means (a) with respect to any Revolving Loan, Euros, Sterling, Canadian Dollars and any other currency other than Dollars acceptable to the Administrative Agent and each of the Lenders that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market and (b) with respect to any Letter of Credit, any currency other than Dollars acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any political subdivision thereof, whether state or local, any foreign nation and any agency, authority, instrumentality, regulatory body, court, central bank or other entity similar to any of the foregoing exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any direct or indirect liability, contingent or otherwise, of the guarantor with respect to any Indebtedness or other obligation of another Person (the “primary obligor”), including, without limitation, any such obligation directly or indirectly guaranteed by the guarantor, or in respect of which the guarantor is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by the guarantor through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the primary obligor of such obligation. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guaranteed Party” has the meaning set forth in Section 10.01.

“Hazardous Materials” means all petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic,” or words of similar import, under any Environmental Law.

“Impacted Interest Period” is defined in the definition of Eurocurrency Rate.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such

Person in respect of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that to the extent recourse is limited to recovery against a specific asset, the amount of such Indebtedness shall be the lesser of (X) the amount of any such Lien and (Y) the fair market value of such asset, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Receivables Transaction Attributed Indebtedness of such Person, (l) all net obligations of such Person under any Swap Agreement, (m) any monetary obligation of such Person under a synthetic, off-balance sheet or tax retention lease or any other monetary obligation arising under a similar transaction and (n) Permitted Receivable Sales Transaction Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated September 2016 relating to the Company and the Transactions.

“Interest Coverage Ratio” means as of the end of any fiscal quarter of the Company, the ratio of Consolidated EBITDA to net interest expense of all Indebtedness of the Company and its Subsidiaries, in each case for the period of the four fiscal quarters then ended, computed on a consolidated basis for the Company and its Subsidiaries.

“Interest Election Request” means a request by the Applicable Borrower, or by the Company on behalf of the Applicable Borrower, to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available and agreed to by all Lenders, twelve months or such other period less than one month as the Applicable Borrower, or the Company on behalf of the Applicable Borrower, may elect) thereafter, as the Applicable Borrower, or the Company on behalf of the Applicable Borrower, may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such

Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Eurocurrency Screen Rate (for the longest period for which the Eurocurrency Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period, and (b) the applicable Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Bank” means JPMorgan, Bank of America and any other Lender that agrees with the Company to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“JPMEL” means J.P. Morgan Europe Limited and its successors.

“JPMorgan” means JPMorgan Chase Bank, N. A., a national banking association, and its successors.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.15(b).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means JPMorgan and MLPFS and their respective successors and assigns in their capacities as joint lead arrangers and joint book managers.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.09(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of any Measurement Date, the ratio of Net Borrowed Debt as of such Measurement Date to Consolidated EBITDA for the most recently completed four fiscal quarters of the Company, computed on a consolidated basis for the Company and its Subsidiaries.

“Liabilities” has the meaning set forth in Section 10.01.

“LIBOR Quoted Currency” means Dollars, Euro, Sterling and any other currency which becomes a Foreign Currency and is designated as a LIBOR Quoted Currency by the Company and the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means, as applicable, each of the loans made by the Lenders to the Borrowers pursuant to this Agreement and all such loans collectively.

“Local Screen Rate” means the CDOR Rate and, with respect to any future Foreign Currency which is a Non-Quoted Currency, such rate (determined, as applicable, by reference to such screen or index) as may be agreed by the Company and the Administrative Agent.

“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in Dollars funded or issued through an office of the Administrative Agent located in the United States, New York City time and (b) with respect to all other Loans, Borrowings or Letters of Credit, London time (unless otherwise agreed by the Administrative Agent and the Company).

“Material Acquisition” means the acquisition (by purchase, merger or otherwise) by the Company or any of its Subsidiaries of (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) more than 50% of the capital stock of any such Person, in each case under clauses (a) or (b), for aggregate consideration in excess of $250,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or the other Credit Documents or (c) the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Credit Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Subsidiary which (a) is a Subsidiary Borrower or (b) either (i) has 5% or more of the assets (valued at the greater of book or fair market value) of the Company and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination or (ii) is responsible for 5% or more of consolidated net sales of the Company and its Subsidiaries for the four quarter period ending on the fiscal quarter end next preceding the date of determination.

“Maturity Date” means October 11, 2021, subject to the extension thereof pursuant to Section 2.21, or any earlier date on which the Commitments are reduced to zero or otherwise terminated and/or the Obligations of the Company become due and payable pursuant to the terms hereof; provided, however, that the Maturity Date of any Lender that is a Non-Extending Lender relative to any requested extension pursuant to Section 2.21 shall be the Maturity Date in effect immediately prior to such extension for all purposes of this Agreement (including without limitation Section 2.10(a)).

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Date” means (a) the last day of each fiscal quarter of the Company and (b) the date of any Material Acquisition.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Borrowed Debt” means (a) Borrowed Debt of the Company and its Subsidiaries, on a consolidated basis, calculated in accordance with GAAP minus (b) an amount (not less than zero) equal to (i) the amount of cash on the consolidated balance sheet of the Company minus (ii) $50,000,000.

“Non-Consenting Lender” means any Lender that does not approve any proposed consent, waiver, amendment or modification that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Extending Lender” has the meaning set forth in Section 2.21(b).

“Non-Quoted Currency” means, individually and collectively, Canadian Dollars and any other currency which becomes a Foreign Currency and is designated as a Non-Quoted Currency by the Company and the Administrative Agent.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04(c).

“Participating Member State” means, at any time, any member state of the European Communities that is using the Euro at such time as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory and regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g) customary Liens arising in the ordinary course of business solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangements;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivable Sales Transaction” means any receivables sale transaction in which the Company or any Subsidiary agrees to sell certain accounts receivable of the Company or such Subsidiary to a counterparty pursuant to an accelerated payment program established by a customer of the Company or such Subsidiary in the ordinary course of business pursuant to the terms of such accelerated payment program in order to secure early payment and to improve working capital.

“Permitted Receivable Sales Transaction Indebtedness” means at any time any portion of obligations outstanding under a Permitted Receivable Sales Transaction which, pursuant to GAAP, are characterized as indebtedness.

“Permitted Securitization” means any receivables financing program or programs providing for the sale of accounts receivable and related rights by the Company or its Subsidiaries (other than a Permitted Receivables Sales Transaction) to an SPC for cash and/or other customary consideration for fair value in transactions intending to be sales, which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, provided that the Receivables Transaction Attributable Indebtedness associated with all such programs shall at no time aggregate in excess of $250,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, (a) if the currency is Canadian Dollars or Sterling, the first day of such Interest Period, (b) if the currency is Euro, the day two TARGET Days before the first day of such Interest Period, and (c) for any other currency, the day two Business Days prior to the commencement of such Interest Period (or such other day as the Administrative Agent shall determine is the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under any Permitted Securitization that on any date of determination would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, subject to Section 2.20(b), Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, limited to Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means each of the Eurocurrency Screen Rate and each Local Screen Rates.

“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights and assets in connection with and pursuant to a Permitted Securitization and reasonably related corporate maintenance and similar activities.

“Specified Party” means the Administrative Agent or any Lender.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors, board of managers or persons performing similar functions of such entity (irrespective of whether at the time capital stock or other Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by the parent, by the parent and one or more of its other subsidiaries or by one or more of the parent’s other subsidiaries.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Borrower” means any Wholly-Owned Subsidiary designated as such by the Company pursuant to Section 2.22 and that has not ceased to be a Subsidiary Borrower as provided in such Section.

“Swap Agreement” means any interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be (a) in the case of Lenders other than the Swingline Lender, its Applicable Percentage of the total Swingline Exposure at such time and (b) in the case of the Swingline Lender, the aggregate principal amount of all Swingline Loans outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Letter” means a letter in substantially the form of Exhibit D hereto.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, any Designation Letters and any other Credit Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or update having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or update having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described in such provision and (iii) in a manner such that any obligations relating to a lease that (A), in accordance with GAAP as in effect on the Effective Date, would be accounted for by the Company as an operating lease or (B) was so accounted for on the Effective Date, whether or not amended such that it would be reassessed as a capital lease under the transition guidance in EITF Issue No. 01-8, “Determining Whether an Arrangement Contains a Lease,” shall, in either case, be accounted for as obligations relating to an operating lease and not as obligations relating to a capital lease (and shall not constitute Indebtedness or Borrowed Debt hereunder).

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rate to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).

(b) For purposes of (i) determining the amount of Indebtedness incurred, outstanding or proposed to be incurred or outstanding under Section 6.01 (but excluding, for the avoidance of doubt, any calculation of Consolidated Net Assets), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 6.02 or (iii) determining the amount of Material Indebtedness or judgments outstanding under paragraphs (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Exchange Rate; provided that no Default shall arise as a result of any limitation set forth in dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated or acquired in reliance on the exceptions under such Sections. Such Exchange Rates shall be determined in good faith by the Company.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments or (c) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Credit Exposure of all Lenders relative to all Subsidiary Borrowers exceeding $500,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or if such Borrowing is (i) in Canadian Dollars, an integral multiple of Cdn$1,000,000 and not less than Cdn$5,000,000, (ii) in Sterling, an integral multiple of £500,000 and not less than £3,000,000, (iii) in Euros, an integral multiple of €750,000 and not less than €4,000,000 and (iv) in any other Foreign Currency, an integral multiple of 1,000,000 and not less than 5,000,000 units, respectively, of such Foreign Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e); provided, further, that notwithstanding the foregoing, in no event shall the aggregate principal amount of outstanding Swingline Loans exceed $25,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Revolving Borrowings outstanding. Notwithstanding the foregoing, Loans which are not denominated in Dollars, Canadian Dollars, Sterling or Euro may be made in amounts and increments in the applicable Foreign Currency satisfactory to the Administrative Agent.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender that has been designated by such Lender to the Administrative Agent and the Company (an “Applicable Lending Installation”) to make such

Loan (so long as such designation does not result in any increased costs to the Company or any other Borrower pursuant to Sections 2.14, 2.15 and 2.17 that would not have otherwise been applicable with respect to such Lender or any such increased costs are waived by such Lender). All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Company, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. The making of any Loan by a foreign Applicable Lending Installation or the replacement or addition of any foreign Applicable Lending Installation with respect to an existing Loan shall be treated as an assignment (other than pursuant to Section 2.19(b)) to a Foreign Lender for purposes of the definition of Excluded Taxes and Section 2.17.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing (other than a Swingline Loan), the Applicable Borrower, or the Company on behalf of the Applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Applicable Borrower, or by the Company on behalf of the Applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the identity of the Applicable Borrower;

(ii) the aggregate amount of the requested Borrowing;

(iii) the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the Applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of such Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, all requests for a Revolving Loan denominated in a Foreign Currency (or for Eurocurrency Loans denominated in Dollars and funded through JPMEL), all interest elections pursuant to Section 2.08(b) with respect to such Loans and all notices of prepayment of such Loans pursuant to Section 2.11(b) shall be in writing and sent to JPMEL (or as otherwise directed by the Administrative Agent) with a copy to the Administrative Agent.

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Dollar-denominated Swingline Loans to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments or (iii) any Lender’s Revolving Credit Exposure exceeding its Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. Each Swingline Loan shall be an ABR Loan. If the Swingline Lender agrees, in its sole discretion, to fund the requested Swingline Loan, the Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate, and such amount of Swingline Loans shall bear interest at the Alternate Base Rate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of, and the Issuing Bank in its sole discretion may agree to issue, Letters of Credit denominated in Dollars or Foreign Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing

Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, in the case of Letters of Credit denominated in a Foreign Currency such notice being at least three Business Days in advance) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the currency in which the Company proposes such Letter of Credit to be denominated and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only (i) if the Issuing Bank agrees to such issuance in its sole discretion and (ii) if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension (A) the Dollar Equivalent of LC Exposure shall not exceed $50,000,000, (B) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments, (C) the Revolving Credit Exposure of each Lender shall not exceed its respective Commitment and (D) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Credit Exposure of all Lenders relative to all Subsidiary Borrowers shall not exceed $500,000,000. Upon the effectiveness of this Agreement, each Existing Letter of Credit shall, without any further action by any party, be deemed to have been issued as a Letter of Credit hereunder on the date of such effectiveness and shall for all purposes hereof be treated as a Letter of Credit under this Agreement.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit may have an expiration date that is up to one year after the date referred to in clause (ii) above (but not after the date referred to in clause (i) above) but in such instance, not later than five Business Days prior to the Maturity Date, the Company shall cash collateralize such Letter of Credit in accordance with Section 2.06(j) or provide a back-up letter of credit satisfactory to the Issuing Bank; provided, further, that, subject to satisfaction of conditions applicable to renewals of Letters of Credit herein, any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each

Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time (or 3:00 p.m. Local Time in the event that the Company is reimbursing such LC Disbursements with proceeds of a Swingline Loan), on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, such amount, if denominated in Foreign Currency, shall be converted to Dollars and shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the

Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that nothing in this clause (f) shall be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank.

(i) The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, within one Business Day of the day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph or (ii) as of the date five (5) Business Days prior to the Maturity Date, any Letter of Credit remains outstanding, in either case, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. Any such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder (i) as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after the date upon which no Event of Default has occurred and is continuing or (ii) as a result of the expiration of a Letter of Credit extending past the Maturity Date, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after the surrender or expiration of such Letter of Credit.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 12:00 noon, Local Time, in the case of a Eurocurrency Borrowing or (ii) 2:00 p.m., Local Time, in the case of an ABR Borrowing, in either case to the account of the Administrative Agent or JPMEL most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Applicable Borrower by promptly crediting the amounts so received (or, as applicable, wire transferring the amounts so received), in like funds, to an account of the Applicable Borrower maintained with the Administrative Agent in New York City (or, in the case of Subsidiary Borrowers or Loans denominated in a Foreign Currency, in like funds to the account of the Applicable Borrower in such other location as may be designated by the Administrative Agent) and designated by the Company in the applicable Borrowing Request or to such other account as the Company may request and as may be acceptable to the Administrative Agent; provided, that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the Applicable Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Applicable Borrower, or the Company on behalf of the Applicable Borrower, may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Applicable Borrower, or the Company on behalf of the Applicable Borrower, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Applicable Borrower, or the Company on behalf of the Applicable Borrower, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type and denominated in the Foreign Currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Applicable Borrower, or the Company on behalf of the Applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Applicable Borrower, or the Company on behalf of the Applicable Borrower, fails to deliver a timely Interest Election Request with respect to a Eurocurrency

Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination, Reduction and Increase of Commitments. (a) Unless previously terminated, the Commitment of each Lender shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Company may, from time to time, at its option, seek to increase the total Commitments by up to an aggregate amount of $500,000,000 (resulting in maximum total Commitments of $1,500,000,000) upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase (the amount of which shall not be less than $25,000,000 or such lesser amount as may be acceptable to the Administrative Agent) and shall be delivered at a time when no Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Company, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the total Commitments on either a ratable basis to the

Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent and the Company. No increase in the total Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Company shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent (which shall include the Company’s representation that the conditions set forth in Section 4.02 are then satisfied) pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Company accepts such incremental Commitments. Upon the effectiveness of any increase in the total Commitments pursuant hereto, (i) each Lender (new or existing) shall be deemed to have accepted an assignment from the existing Lenders, and the existing Lenders shall be deemed to have made an assignment to each new or existing Lender accepting a new or increased Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and LC Exposure of the existing and new Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and commitment and Letter of Credit fees. Payments received by assigning Lenders pursuant to this Section in respect of the principal amount of any Eurocurrency Loan shall, for purposes of Section 2.16, be deemed prepayments of such Loan. Any increase of the total Commitments pursuant to this Section shall be subject to receipt by the Administrative Agent from the Company of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request. No consent of any Lender (other than the Lenders agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Loan made pursuant to this Section 2.09(d).

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Applicable Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each of its Revolving Loans on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to any Borrower, the Company shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) If at any time the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Commitments of the Lenders, the Company shall (or shall cause one or more Subsidiary Borrowers to) immediately prepay the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Revolving Loans an excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Company shall (or shall cause one or more Subsidiary Borrowers to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

(g) The Administrative Agent will determine the Dollar Equivalent of the aggregate LC Exposure and the Dollar Equivalent of each Loan on each Exchange Rate Date. If at any time the sum of such amounts exceeds 105% of the aggregate Commitments of the Lenders, the Company shall (or shall cause one or more Subsidiary Borrowers to) immediately prepay the Loans in the amount of such excess. To the extent that, after the prepayment of all Loans an excess of the sum of such amounts over 105% of the aggregate Commitments still exists, the Company shall (or shall cause one or more Subsidiary Borrowers to) promptly cash collateralize the Letters of Credit in the manner described in Section 2.06(j) in an amount sufficient to eliminate such excess.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., Local Time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the difference between the Commitment of such Lender and the Revolving Credit Exposure of such Lender (excluding its Swingline Exposure) during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Commitment of such Lender terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) except that fees in respect of Letters of Credit denominated in Sterling shall be computed on the basis of a year of 365 days.

(c) The Company agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. All fees due and payable shall not be refundable under any circumstances once paid.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon the final maturity thereof and upon termination of the Commitments pursuant to Section 2.09; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation by means of an Interpolated Rate) do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that in their reasonable determination the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies (as promptly as practicable after making such determination) the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective, (ii) such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, at the Company’s option, (1) as a Borrowing in respect of which the rate to apply to each Lender’s participation is an interest rate equal to the sum of (I) the Applicable Rate for Eurocurrency Loans and (II) the rate notified to the Administrative Agent by such Lender as soon as practicable and in any event before interest is due to be paid in respect of the applicable Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in the applicable Borrowing from whatever source it may reasonably select or (2) as an ABR Borrowing in the Dollar Equivalent thereof denominated in Dollars, and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at the rate described under clause (ii)(B)(1) above.

(b) If any Lender determines that any applicable law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the London interbank market, then, on written notice thereof by such Lender to the Administrative Agent and the Company (and confirmation that such Lender is generally suspending such loans for similarly situated borrowers), any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to

Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall (or shall cause one or more Subsidiary Borrowers to), upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Prior to giving any notice contemplated above, a Lender shall designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in its good faith discretion.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank (i) setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) confirming that the applicable increased costs incurred or reduction suffered are being similarly assessed by such Lender generally upon similarly situated borrowers, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued at the Adjusted Eurocurrency Rate that would have been applicable to such Loan on the principal amount of such Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for the same period if the Adjusted Eurocurrency Rate applicable to such Loan was set on the date such event occurred. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any of the Borrowers under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any of the Borrowers to a Governmental Authority pursuant to this Section 2.17, the Applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Applicable Borrower. The Applicable Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any of the Borrowers has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under

FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) FATCA. For purposes of determining withholding Taxes imposed under FATCA, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Agreement and all Commitments thereunder as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j) Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each of the Borrowers shall make each payment required to be made by it hereunder

(whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Credit Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall at or before such time have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders without recourse or warranty from the other Lenders except as contemplated by Section 9.04 in respect of assignments to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any of the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Applicable Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).

(e) If and for so long as any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent pursuant to this Agreement for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and (ii) following application of such amounts under the foregoing clause (i), hold any remaining such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If (i) any Lender requests compensation under Section 2.15 or (ii) any of the Borrowers is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i)

would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) In addition to the Borrowers’ rights under Section 9.02(c), if any Lender requests compensation under Section 2.15, or if any of the Borrowers is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld; provided, further, that the Administrative Agent’s prior written consent shall not be required if such assignee is another Lender, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that (i) a Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans of such Defaulting Lender may not be reduced or excused or the scheduled date of payment postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) no Default or Event of Default exists at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.20(c) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b)(i) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Applicable Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Extension of Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not earlier than 90 days and not later than 35 days prior to the first anniversary of the Effective Date and/or the second anniversary of the Effective Date (each an “Extension Date”), request that each Lender extend such Lender’s Maturity Date for an additional one year from the Maturity Date then in effect hereunder (the “Existing Termination Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is ten (10) Business Days after receipt of notice from the Administrative Agent of the Company’s request for an extension (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each such Lender that determines to so extend its Maturity Date, being an “Extending Lender” and each Lender that determines not to so extend its Maturity Date, being a “Non-Extending Lender”). In the event that a Lender that does not so advise the Administrative Agent on or before the Notice Date such Lender shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Lenders. If (and only if) the Required Lenders have agreed to extend the Maturity Date then in effect hereunder, the Company shall have the right at any time prior to the existing Maturity Date applicable to any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement, one or more Persons which would be permitted assignees pursuant to Section 9.04 (each, an “Additional Lender”) in accordance with the provisions contained in Section 9.04; provided that (i) each of such Additional Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Lender shall, effective as of the date of the Assignment and Assumption, undertake a Commitment (and, if any such Additional Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and (ii) the Non-Extending Lender assignor shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Additional Lender (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).

(e) Minimum Extension Requirement. If (and only if) the Required Lenders have agreed so to extend the Maturity Date then in effect hereunder as described in this Section 2.21, then, effective as of such Extension Date, the Maturity Date of each Extending Lender and each Additional Lender shall be extended to the date falling one year after the Existing Termination Date (except that, if such date is not a Business Day, such date shall be the next preceding Business Day) and each Additional Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided, however, that there shall be no change in the Maturity Date of any Non-Extending Lender.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in Article III shall be true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date;

(iii) the Company shall have delivered to the Administrative Agent a certificate of its chief financial officer or treasurer as to the satisfaction of conditions set forth in clauses (i)-(ii) immediately above on the date of the applicable extension; and

(iv) on the Maturity Date of each Non-Extending Lender, the Non-Extending Lender shall have received non-ratable payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Applicable Borrower or the Company and the Commitment of such Non-Extending Lender shall be terminated. The Applicable Percentages of the remaining Lenders shall be revised as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22. Subsidiary Borrowers.

(a) The Company may, at any time or from time to time, designate one or more Wholly-Owned Subsidiaries of the Company as a “Subsidiary Borrower” hereunder by furnishing to the Administrative Agent a Designation Letter in duplicate, duly completed and executed by the Company and such Wholly-Owned Subsidiary, together with the items described in paragraphs (i) and (j) of Section 4.01 relating to such Subsidiary Borrower in substantially the same form and scope as those delivered with respect to any Subsidiary Borrower designated on the date of this Agreement (or, as the Administrative Agent may reasonably require if there were no such deliveries) and such other documents as the Administrative Agent shall reasonably request. Upon any such designation of a Wholly-Owned Subsidiary and, in the case of a designated Subsidiary which is a Foreign Subsidiary, the approval of such designation by the Administrative Agent and each Lender, such Subsidiary shall be a Subsidiary Borrower hereunder (with all the related rights and obligations) and shall be entitled to request Revolving Loans and Letters of Credit on and subject to the terms and conditions of, and to the extent provided in, this Agreement. Notwithstanding the foregoing, it is agreed that subject to delivery of the documents referred to in the first sentence of this Section 2.22(a) and satisfactory completion by each Lender of applicable “know-your-customer”, anti-money laundering and similar procedures, the following Subsidiaries shall be deemed approved as Subsidiary Borrowers: (i) Ingredion U.K. Limited, a company organized under the laws of the United Kingdom, (ii) Ingredion Espana, SLU, a company organized under the laws of Spain, (iii) Corn Products Netherlands Holding SarL, a company organized under the laws of Luxembourg and (iv) Ingredion Germany GmbH, a company organized under the laws of Germany.

(b) So long as all Loans made to a Subsidiary Borrower and any related obligations have been paid in full and all Letters of Credit issued for the account of such Subsidiary Borrower shall have expired, been cancelled or been fully drawn and all related reimbursement and related obligations paid in full, the Company may terminate the status of such Subsidiary Borrower as a Subsidiary Borrower hereunder by furnishing to the Administrative Agent a Termination Letter in duplicate, duly completed and executed by the Company and such Subsidiary Borrower. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation, contingent or otherwise, of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Company under Article X with respect to any such unpaid obligations.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except for failures of Subsidiaries under clauses (i) and (ii) above, and failures of the Company or its Subsidiaries under clause (iii) above which, either individually or in the aggregate for all such failures under preceding clauses (i), (ii) and (iii), could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The execution and delivery of, and the performance of its obligations under, each Credit Document and the borrowing of the Loans are within the Borrowers’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Credit Document has been duly executed and delivered by each applicable Borrower and each Credit Document constitutes a legal, valid and binding obligation of the applicable Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution and delivery of, and the performance of its obligations under, each Credit Document and the borrowing of the Loans (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument involving an amount in excess of $1,000,000 binding upon the Company or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2015, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2016, certified by its chief financial officer in accordance with the requirements of the Securities and Exchange Commission. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2015, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Company and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Material Subsidiaries taken as a whole, including all such properties reflected in the Company’s most recent consolidated financial statements provided to the Administrative Agent.

(b) Each of the Company and its Subsidiaries owns, is licensed or otherwise has the right to use, all material trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such absence of ownership, license or other right to use or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that would have a material adverse effect on the validity or enforceability of any Credit Document or the Transactions or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received, through an executive officer of the Company or any Subsidiary, notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability other than, in each case, as set forth in the report on Form 10-K most recently filed prior to the date hereof by the Company with the Securities and Exchange Commission and any reports on Form 10-Q or 8-K filed by the Company with the Securities and Exchange Commission subsequent to such Form 10-K and prior to the date hereof.

SECTION 3.07. Compliance with Laws and Agreements. Other than, in each case, as set forth in the report on Form 10-K most recently filed prior to the date hereof by the Company with the Securities and Exchange Commission and any reports on Form 10-Q or 8-K filed by the Company with the Securities and Exchange Commission subsequent to such Form 10-K and prior to the date hereof, each of the Company and its Subsidiaries is in compliance with (a) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” required to be registered under the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all United States Federal income tax and other material tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No liability to the PBGC has been, or is expected by the Company or any ERISA Affiliate to be, incurred with respect to any Plan by the Company, any Subsidiary or any ERISA Affiliate which is, or could reasonably be expected to be, materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred, or presently expects to incur, any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is reasonably expected to be materially adverse to the business, property or assets, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, including, without limitation, all reports filed with the Securities and Exchange Commission, financial statements, certificates or other written information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in each case in light of the circumstances under which they were made and taken as a whole, not misleading; provided that, with respect to any projections, estimates, forward looking statements and information of a general economic or industry public nature, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was delivered to the Administrative Agent or any Lender.

SECTION 3.12. Regulation U. Margin stock (as defined in Regulation U of the Board) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. None of the making of any Loan or the use of the proceeds thereof, the issuance of any Letter of Credit or any other aspect of the Transactions will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X of the Board.

SECTION 3.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Company or any of its Subsidiaries, or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Company or any of its Subsidiaries, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any governmental authority, except, with respect to any of the foregoing, any such matters which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and the Company, its Subsidiaries and, to the knowledge of the Company, their respective officers and employees, directors and agents, are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions contemplated by this Agreement will not violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.15. EEA Financial Institution. None of the Borrowers are an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto and to the other Credit Documents either (i) a counterpart of this Agreement and each other Credit Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement or such other Credit Document) that such party has signed a counterpart of this Agreement or such other Credit Document.

(b) The Administrative Agent, the Lenders and the Lead Arrangers shall have received all fees and other amounts due and payable by the Borrowers on or prior to the Effective Date, including, to the extent invoiced at least one day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(c) The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for the quarterly period ending June 30, 2016.

(d) The Lenders shall have received with respect to the Company and its Subsidiaries projections through 2021.

(e) All regulatory, legal and other third party approvals necessary in connection with the Transactions shall have been obtained.

(f) There shall not exist any action, investigation, litigation or proceeding, pending or threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the Borrowers or the Transactions.

(g) The Existing Credit Agreement and all commitments thereunder shall have been terminated and all principal, interest and other amounts owing thereunder shall be contemporaneously repaid in full with the proceeds of the Loans made on the Effective Date.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(i) The Administrative Agent shall have received (x) an opinion letter from Sidley Austin LLP, counsel for the Company, dated as of the Effective Date and (y) an opinion letter from Christine M. Castellano, Senior Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer of the Company, dated as of the Effective Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Company hereby requests such counsel to deliver such opinion.

(j) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and (ii) such other documentation and information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, to the extent reasonably requested by the Administrative Agent or any Lender.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on November 15, 2016 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in the Credit Documents (except (other than on the Effective Date) the representations and warranties set forth in Section 3.04(b), Section 3.06(a)(i) and Section 3.06(b)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company from and including the fiscal quarter ending September 30, 2016, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.06 and 6.07 (in the case of the certificate for the fiscal quarter ended September 30, 2016, prepared as if this Agreement had been in effect at such time);

(d) promptly after the sending or filing thereof, copies of all periodic and other reports, proxy statements, registration statements and prospectuses filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Company to its shareholders generally, as the case may be, or proxy statements, registration statements and prospectuses filed by the Company or any Subsidiary with any national securities exchange;

(e) at least three (3) Business Days prior to the consummation of any Material Acquisition, a certificate of a Financial Officer of the Company in form and substance reasonably satisfactory to the Administrative Agent setting forth reasonably detailed calculations demonstrating pro-forma compliance with Section 6.06 immediately after giving effect to such Material Acquisition (based on pro-forma Net Borrowed Debt immediately after giving effect to such Material Acquisition and pro-forma Consolidated EBITDA as of the end of the most recent fiscal quarter for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.01 for the four fiscal quarters then ended), which calculations may, as to the entity or business to be acquired, be based on information provided to the Company or its Subsidiaries and relied on in good faith; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding anything to the contrary herein, (i) delivery within the 90-day period specified in clause (a) above of copies of the Annual Report on Form 10-K of the Company for each applicable annual period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of Section 5.01(a); provided, that the Company shall be deemed to have made such delivery of any Form 10-K if it shall have made such Form 10-K available on “EDGAR” within such 90-day period (such delivery being referred to as “Electronic Delivery”), (ii) delivery within the 45-day period specified in clause (b) above of copies of the Quarterly Report on Form 10-Q of the Company for each applicable quarterly period (including all financial statement exhibits and financial statements incorporated by reference therein) prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of Section 5.01(b); provided, that the Company shall be deemed to have made such delivery of any Form 10-Q if it shall have made Electronic Delivery thereof within such 45-day period, (iii) the Company shall be deemed to have made delivery of any reports, statements and other materials specified in clause (d) above if it shall have made Electronic Delivery thereof promptly after the sending or filing thereof and (iv) the Company shall be deemed to have made delivery of any of the items set forth in this Section 5.01 to each Lender upon delivery to the Administrative Agent for posting to “Intralinks” or any other substantially similar electronic transmission system.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender written notice of the following as soon as possible and in any event no later than five days after obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any winding up, liquidation or dissolution of any inactive Subsidiaries; provided, further, that neither the Company nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Company or such Material Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the

Company or such Material Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Material Subsidiary or the Lenders.

SECTION 5.04. Payment of Tax Obligations. The Company will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and either (a) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (provided that this clause (a) shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance could not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect), and (b) maintain, with responsible and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full and correct entries are made of all financial transactions in relation to its business and activities in accordance with GAAP or the accounting standard applicable in the jurisdiction where such books and records are kept. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and at the Administrative Agent’s or such Lender’s expense if no Default or Event of Default exists and at the Company’s expense if a Default or an Event of Default exists, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Default or Event of Default has occurred and is continuing, no more than two (2) such visits or inspections shall be permitted in any calendar year pursuant to this Section; provided, further, that any Information (as defined in Section 9.12) provided to any Person in connection with any such visit or inspection shall be subject to the provisions of Section 9.12, such Person shall have been made aware of the provisions of Section 9.12.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to refinance the Existing Credit Agreement and for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate purposes. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly, or, to its knowledge, indirectly the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (b) for the purpose of directly, or, to its knowledge, indirectly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Company will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) [reserved];

(c) Indebtedness of any Subsidiary to the Company or any other Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(e) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(f) obligations under (i) Swap Agreements entered into to hedge or mitigate risks to which any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries) or (ii) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Subsidiary;

(g) Indebtedness (if any) of any Subsidiary arising or deemed to arise out of any Permitted Receivable Sales Transaction;

(h) Indebtedness arising under notional pooling cash management arrangements to the extent not matched by cash deposits of any Subsidiary or in connection with commodities or securities accounts;

(i) Indebtedness of any Subsidiary which constitutes Receivables Transaction Attributed Indebtedness in an aggregate principal amount (when aggregated with the Receivables Transaction Attributed Indebtedness of the Company) not exceeding $250,000,000 at any time outstanding;

(j) Indebtedness of any Person which becomes a Subsidiary after the date hereof existing prior to the acquisition thereof or of its parent by the Company or any Subsidiary and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is not incurred in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (ii) neither the Company nor any Subsidiary shall be liable for such Indebtedness; and

(k) other Indebtedness of any Subsidiary so long as, both before and after giving effect to the incurrence of such Indebtedness, the Company is in pro-forma compliance with Section 6.06 as of the date of such incurrence.

Notwithstanding the foregoing, the Company will not permit the aggregate principal amount of Borrowed Debt of the Company’s Subsidiaries outstanding at any time and incurred or permitted pursuant to clauses (e), (h), (i), (j) and (k) of this Section 6.01 to exceed an amount equal to 15% of the Consolidated Net Assets of the Company and its Subsidiaries (determined by reference to the most recent consolidated financial statements of the Company delivered pursuant to Section 5.01).

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens, in the case of Liens on assets of Subsidiaries, secure Indebtedness of Subsidiaries permitted by clause (d) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens upon assets of an SPC granted in connection with a Permitted Securitization (including customary backup Liens granted by the transferor in accounts receivable and related rights or assets transferred to an SPC);

(f) Liens on the property or assets of any Subsidiary securing Indebtedness owing to the Company or any Wholly-Owned Subsidiary;

(g) customary Liens and setoff rights securing obligations in respect of notional pooling cash management arrangements and commodities and securities accounts;

(h) customary Liens incurred in connection with any transfer of an interest in accounts receivable or related assets as part of a Permitted Receivable Sales Transaction;

(i) Liens arising from precautionary filings in respect of (i) operating leases and (ii) credit and cash management programs between third parties and customers of the Company or customers of any Subsidiary of the Company under which the Company or such Subsidiary does not have any Indebtedness;

(j) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from Uniform

Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder; and

(k) other Liens securing obligations at no time exceeding $100,000,000 in aggregate principal amount.

SECTION 6.03. Fundamental Changes; Asset Sales. Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge or consolidate with or into any other Subsidiary, (ii) any Subsidiary may merge into the Company and (iii) any of the Borrowers and any Subsidiary may merge or consolidate with or into any other Person; provided that, in each case of the foregoing, in the case of any such merger or consolidation of the Company or any Subsidiary Borrower with or into another Person (such that the Company or such Subsidiary Borrower is not the surviving corporation), the Person with or into which the Company or any Subsidiary Borrower is merged or consolidated shall (A) first or simultaneously with such merger or consolidation agree to be bound by the terms hereof and of the Credit Documents and assume the Company’s or such Subsidiary Borrower’s obligations hereunder and thereunder pursuant to an agreement or instrument satisfactory in form and substance to the Administrative Agent (and shall thereafter be the Company or a Subsidiary Borrower, as applicable, hereunder), (B) to the extent requested by any Lender, have promptly provided to such Lender all documentation and other information that may be required by such Lender in order to enable compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including information required by the Act and (C) be a corporation organized under the laws of the United States of America or any State thereof.

SECTION 6.04. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and make Restricted Payments (i) ratably with respect to their Equity Interests and (ii) to the Company and/or any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) the Company may make other Restricted Payments so long as both immediately before and immediately after giving effect to such Restricted Payments (i) no Default exists and (ii) the Company shall be in pro forma compliance with Sections 6.06 and 6.07 as of the date of such Restricted Payments.

SECTION 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.04 and (d) notional pooling cash management arrangements extended in the ordinary course of business.

SECTION 6.06. Maximum Leverage Ratio. The Company will not, as of any Measurement Date, permit the Leverage Ratio to exceed 3.50:1.00.

SECTION 6.07. Minimum Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.50:1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any of the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any cash collateral amount due pursuant to Section 2.06(j) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any of the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in writing in connection with this Agreement or any Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s existence) or 5.08 or in Article VI;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(g) any event or condition occurs (other than the voluntary sale or transfer of the property or assets securing such Material Indebtedness) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the Guarantee set forth in Article X of this Agreement shall cease to be in full force and effect at any time any Subsidiary is a Subsidiary Borrower or (ii) the Company shall so assert in writing;

then, and in every such event (other than an event with respect to any of the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent, acting in good faith, shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent, acting in good faith, also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any other Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor agent, which successor agent shall, unless a Default shall have occurred and be continuing, be subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall be permitted from time to time to designate one of its Affiliates (and hereby designates JPMEL) to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans, Borrowings and Letters of Credit denominated in a Foreign Currency or funded through such Affiliate. The provisions of this Article VIII shall apply to (and the rights and duties of the Administrative Agent hereunder in respect of such Loans and Borrowings, including, without limitation, the rights of the Administrative Agent under Section 2.07(b) and Section 2.17, shall inure to the benefit of and otherwise be applicable to) any such Affiliate mutatis mutandis.

No Lender identified in this Agreement as a “Co-Documentation Agent” or a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in this Article VIII.

The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies or to Subsidiary Borrowers that are Foreign Subsidiaries. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention of Kevin Wilson, Treasurer (Telecopy No. (708) 551-2630), with a copy to Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154, Attention of Christine M. Castellano, Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer (Telecopy No. (708) 551-2801);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N. A., Loan and Agency Services Group, 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Telecopy No. (844) 490-5665);

(iii) if to the Administrative Agent for Eurocurrency Loans in Foreign Currencies and for Eurocurrency Loans in Dollars funded through JPMEL, to J.P. Morgan Europe Limited, 25 Bank Street, London E14-5JP, United Kingdom, Attention of The Manager, Loans and Agency, Telecopy No. +44(0) 207 777 2360);

(iv) if to the Issuing Bank, to JPMorgan Chase Bank, N. A., Loan and Agency Services Group, 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Telecopy No. (844) 490-5665);

(v) if to the Swingline Lender, to JPMorgan Chase Bank, N. A., Loan and Agency Services Group, 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Leonida Mischke (Telecopy No. (844) 490-5665); and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable

Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from its obligations under Article X of this Agreement (except as to any Subsidiary Borrower that ceases to be a Borrower in accordance with this Agreement, to the extent provided in Section 2.22(b)); provided further that no such agreement shall (i) amend, modify or waive Section 2.20 without the prior written consent of the Administrative Agent or (ii) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c) No amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 9.02 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees and amounts due pursuant to Sections

2.15, 2.16 and 2.17). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof would survive a termination of this Agreement.

(d) Notwithstanding anything to the contrary contained herein, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Credit Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, without duplication of amounts paid pursuant to Section 2.17, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit (subject to Section 2.06(f)), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any Related Party) or from a breach in bad faith of any obligation of such Indemnitee (or any Related Party) hereunder or under any other Credit Document. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Lender shall, by virtue of this Agreement, have or be deemed to have a fiduciary relationship with, or owe any fiduciary duties to, the Company or any of its Affiliates.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand (accompanied by reasonably detailed invoices) therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) no such assignment shall be made to (1) a natural person, (2) a Defaulting Lender or its Lender Parent, (3) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (4) any Borrower or any of their Affiliates; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x)

has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee (or, to the extent applicable, an agreement incorporating such an assignment by reference pursuant to a Platform as to which the Administrative Agent and the parties to such assignment are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any written consent to such assignment required by paragraph (b) of this Section and, if such assignee is a Foreign Lender, compliance by such Person with Section 2.17(f), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant and provided further that any Participant that is a member of the Farm Credit System that has purchased a participation in any Loan of CoBank, ACB in the minimum aggregate amount of $5,000,000 on the Effective Date shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Participant were a Lender, on any matter requiring or allowing such selling Lender to provide or withhold its consent, or otherwise vote on any proposed action. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such Participant is entitled to receive a greater payment as a result of a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender or its parent, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative

Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, subject to Section 9.01(b), nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any of the Borrowers against any of and all the obligations of such Person now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court of the Southern

District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their respective properties in the courts of any jurisdiction.

(c) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Subsidiary Borrower that is a Foreign Subsidiary appoints the Company as its agent for purposes of receipt of service of process in connection with the Credit Documents.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors for reasons reasonably related to this Agreement or the Lender’s internal procedures relating to credit facilities (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and its respective obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Person, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each of the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor agrees to remit such excess to the Applicable Borrower. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. Termination of Existing Credit Agreement. The Company and each “Lender” under the Existing Credit Agreement which is a Lender hereunder (such Lenders constituting the “Required Lenders” under the Existing Credit Agreement) agree that concurrently with the effectiveness of this Agreement, the “Commitments” under the Existing Credit Agreement shall automatically reduce to zero and the Existing Credit Agreement shall terminate without any notice or other action of any kind and notwithstanding any notice or other requirement contained in the Existing Credit Agreement; provided that (a) the Company shall have paid all amounts then payable under the Existing Credit Agreement; and (b) any provision of the Existing Credit Agreement that by its terms survives termination thereof shall continue in full force and effect.

SECTION 9.17. Appointment of the Company. Each Subsidiary Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections hereunder) and other communications in connection with this Agreement and the transactions contemplated hereby and for the purposes of modifying or amending any provision of this Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Guaranty by the Company

SECTION 10.01. Guaranty of Payment. The Company unconditionally and irrevocably guarantees to each of the Administrative Agent and the Lenders (individually, a “Guaranteed Party”, and collectively, the “Guaranteed Parties”) the punctual payment of all sums now owing or which may in the future be owing by the Subsidiary Borrowers under the Credit Documents, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the “Liabilities”). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Documents. Upon the failure by any Subsidiary Borrower to pay punctually any Liability, the Company agrees that it shall forthwith upon demand pay to the Administrative Agent for the benefit of the applicable Guaranteed Parties the amount not so paid at the place and in the manner specified in this Agreement or the other relevant Credit Document. The guaranty set forth in this Article X is a guarantee of payment and not of collection only. The Guaranteed Parties shall not be required to exhaust any right or remedy or take any action against any Subsidiary Borrower or any other person or entity or any collateral. The Company agrees that, as between the Company and the Guaranteed Parties, the Liabilities may be declared to be due and payable for the purposes of this Article X notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards any of the Subsidiary Borrowers and that in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Company for the purposes of this Article X.

SECTION 10.02. Guaranty Absolute. The Company guarantees that the Liabilities shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents. The liability of the Company under this Article X is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Credit Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Credit Document or Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Credit Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Credit Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Credit Document or Liability; and (e) any other setoff, defense or counterclaim whatsoever (other than a defense of payment or performance by the applicable Subsidiary Borrower) (in any case, whether based on contract, tort or any other theory) with respect to the Credit Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, any of the Subsidiary Borrowers or the Company.

SECTION 10.03. Guaranty Irrevocable. The Guarantee set forth in this Article X is a continuing guarantee of the payment of all Liabilities now or hereafter existing under the Credit Documents and shall remain in full force and effect until payment in full of all Liabilities and any other amounts payable under the Credit Documents and until the Credit Documents are no longer in effect.

SECTION 10.04. Reinstatement. This Guarantee set forth in this Article X shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by any Guaranteed Party on the insolvency, bankruptcy or reorganization of any of the Subsidiary Borrowers or otherwise, all as though the payment had not been made.

SECTION 10.05. Subrogation. The Company shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Article X, until all the Liabilities have been paid in full and the Credit Documents are no longer in effect. If any amount is paid to the Company on account of subrogation rights under this Article X at any time when all the Liabilities have not been paid in full, the amount shall be held in trust by the Company for the benefit of the Guaranteed Parties and shall be promptly paid to the Administrative Agent for the benefit of the Guaranteed Parties to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms hereof and of the Credit Documents. If the Company makes payment to the Guaranteed Parties of all or any part of the Liabilities and all the Liabilities are paid in full and the Credit Documents are no longer in effect, the applicable Guaranteed Party shall, at the Company’s request, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Liabilities resulting from such payment.

SECTION 10.06. Subordination. Without limiting the Guaranteed Parties’ rights under any other agreement, any liabilities owed by any of the Subsidiary Borrowers to the Company in connection with any extension of credit or financial accommodation by the Company to or for the account of such Subsidiary Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of such Subsidiary Borrower to the Company, if the Administrative Agent so requests, shall be collected, enforced and received by the Company as trustee for the Guaranteed Parties and shall be paid over to the Administrative Agent for the benefit of the Guaranteed Parties on account of the Liabilities but without reducing or affecting in any manner the liability of the Company under the other provisions of this Article X.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INGREDION INCORPORATED

By:	/s/ Jack C. Fortnum
Name: Jack C. Fortnum
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Kevin Wilson
Name: Kevin Wilson
Title: Vice President and Corporate Treasurer

Signature Page to Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Dana J. Moran
Name: Dana J. Moran
Title: Executive Director

Signature Page to Revolving Credit Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Nicholas Cheng
Name: Nicholas Cheng
Title: Director

Signature Page to Revolving Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as Lender

By:	/s/ Michael L. Laurie
Name: Michael L. Laurie
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

Bank of Montreal, as Lender

By:	/s/ Katie Robinson
Name: Katie Robinson
Title: Director

Signature Page to Revolving Credit Agreement

Wells Fargo Bank, National Association, as Lender

By:	/s/ Peter Kiedrowski
Name: Peter Kiedrowski
Title: Director

Signature Page to Revolving Credit Agreement

U.S. Bank National Association, as Lender

By:	/s/ Michael N Ryno
Name: Michael N Ryno
Title: Vice President

Signature Page to Revolving Credit Agreement

MIZUHO BANK, LTD., as Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

Signature Page to Revolving Credit Agreement

HSBC Bank USA, N.A., as Lender

By:	/s/ Fik Durmus
Name: Fik Durmus
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

CITIBANK NA, as Lender

By:	/s/ Plyush Choudhary
Name: Plyush Choudhary
Title: Vice President

Signature Page to Revolving Credit Agreement

ING Capital LLC, as Lender

By:	/s/ William B. Redmond
Name: William B. Redmond
Title: Managing Director

By:	/s/ Evelin Herrera
Name: Evelin Herrera
Title: Vice President

Signature Page to Revolving Credit Agreement

PNC BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Kristin L. Lenda
Name: Kristin L. Lenda
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

COBANK, ACB, as Lender

By:	/s/ Christopher J. Allsteadt
Name: Christopher J. Allsteadt
Title: Vice President

Signature Page to Revolving Credit Agreement

AGFIRST FARM CREDIT BANK, as Lender

By:	/s/ John W. Burnside, Jr.
Name: John W. Burnside, Jr.
Title: Vice President

Signature Page to Revolving Credit Agreement

GreenStone Farm Credit Services, ACA, as Lender

By:	/s/ Curtis Flammini
Name: Curtis Flammini
Title: Vice President

Signature Page to Revolving Credit Agreement

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Lender

By:	/s/ Paul Doheny
Name: Paul Doheny
Title: Executive Director

By:	/s/ Peter Glawe
Name: Peter Glawe
Title: Executive Director

Signature Page to Revolving Credit Agreement

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Keith L. Burson
Name: Keith L. Burson
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

SANTANDER BANK, N.A., as Lender

By:	/s/ Marcelo Castro
Name: Marcelo Castro
Title: Managing Director

Signature Page to Revolving Credit Agreement

BANK OF CHINA, CHICAGO BRANCH, as Lender

By:	/s/ Kefei Xu
Name: Kefei Xu
Title: Senior Vice President/ Branch Manager

Signature Page to Revolving Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Paula J. Czach
Name: Paula J. Czach
Title: Managing Director

Signature Page to Revolving Credit Agreement

Schedule 1.01

PRICING SCHEDULE

APPLICABLE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Spread	1.00%	1.125%	1.25%	1.50%	1.75%
ABR Spread	0.00%	0.125%	0.25%	0.50%	0.75%
Commitment Fee Rate	0.10%	0.125%	0.15%	0.20%	0.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final four paragraphs of this Schedule:

“Financials” means the annual or quarterly financial statements (including, in either case, the related compliance certificate required to be delivered in connection therewith) of the Company delivered pursuant to Section 5.01 of the Credit Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Leverage Ratio is less than 1.00 to 1.00 or (ii) the Company’s S&P Rating is A- or better or the Company’s Moody’s Rating is A3 or better.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) (A) the Leverage Ratio is less than 1.50 to 1.00 or (B) the Company’s S&P Rating is BBB+ or better or the Company’s Moody’s Rating is Baa1 or better.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) (A) the Leverage Ratio is less than 2.00 to 1.00 or (B) the Company’s S&P Rating is BBB or better or the Company’s Moody’s Rating is Baa2 or better .

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) (A) the Leverage Ratio is less than 3.00 to 1.00 or (B) the Company’s S&P Rating is BBB- or better or the Company’s Moody’s Rating is Baa3 or better.

“Level V Status” exists at any date if the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Rating” means a Moody’s Rating or S&P Rating.

“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Financial Services LLC (or any successor to its ratings agency business) and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Company’s Status, as applicable, as reflected in the then most recent Financials or based on its then-current Moody’s and S&P Ratings. Adjustments, if any, to the Applicable Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials (the “Determination Date”). On any Determination Date, if the pricing predicated on the Leverage Ratio is different than the pricing based upon Ratings, then the pricing shall be based on the higher Status of the two (with Level I Status being the highest and Level V Status being the lowest).

If the Company fails to deliver the Financials to the Administrative Agent within five Business Days after the time required pursuant to the Credit Agreement, then the Applicable Rate shall be based upon Ratings until five Business Days after such Financials are so delivered (and upon such date pricing shall be determined in accordance with the terms hereof).

For determining the applicable Status level based upon Ratings as of any Determination Date, if at any time a different credit rating is issued by either Moody’s or S&P, then the higher of such credit ratings shall apply (with the credit rating for Level I Status being the highest and the credit rating for Level V Status being the lowest), unless there is a split in credit ratings of more than one Status level, in which case the Status that is one Status level higher than the Status level of the lower credit rating shall apply. If on any Determination Date the Company has no Moody’s Rating and no S&P Rating, then pricing shall be predicated on the Leverage Ratio.

Until adjusted after the Effective Date, Level III Status shall be deemed to exist.

Schedule 1.02

Existing Letters of Credit

LC Number	Issue Date	Expiry Date	Amount
LOC CTCS-867924	October 22, 2012	December 31, 2016	$2,900,000.00

Schedule 2.01

Commitments

JPMorgan Chase Bank, N.A.	$75,000,000
Bank of America, N.A.	$75,000,000
Branch Banking and Trust Company	$55,000,000
Bank of Montreal	$55,000,000
Wells Fargo Bank, National Association	$55,000,000
U.S. Bank National Association	$55,000,000
Mizuho Bank, Ltd.	$55,000,000
HSBC Bank USA, N.A.	$55,000,000
Citibank, N.A.	$55,000,000
ING Capital LLC	$55,000,000
PNC Bank, National Association	$55,000,000
CoBank, ACB	$145,000,000
AgFirst Farm Credit Bank	$30,000,000
GreenStone Farm Credit Services, ACA	$30,000,000
Coöperative Rabobank U.A., New York Branch	$30,000,000
The Northern Trust Company	$30,000,000
Santander Bank, N.A.	$30,000,000
Bank of China	$30,000,000
The Bank of Nova Scotia	$30,000,000
TOTAL	$1,000,000,000.00

Schedule 6.02

Existing Liens

None.

3

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Company:	Ingredion Incorporated

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $1,000,000,000 Revolving Credit Agreement dated as of October 11, 2016 among Ingredion Incorporated, the Subsidiary Borrowers party thereto,

[1]	Select as applicable.

the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assisted Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                 , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:]4

[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

EXHIBIT B-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 11, 2016 among Ingredion Incorporated (the “Company”), the Subsidiary Borrowers party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N. A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicable Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Applicable Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

EXHIBIT B-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 11, 2016 among Ingredion Incorporated (the “Company”), the Subsidiary Borrowers party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N. A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Applicable Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

2

EXHIBIT B-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 11, 2016 among Ingredion Incorporated (the “Company”), the Subsidiary Borrowers party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N. A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Applicable Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20

3

EXHIBIT B-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 11, 2016 among Ingredion Incorporated (the “Company”), the Subsidiary Borrowers party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N. A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Applicable Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Applicable Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Applicable Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

4

EXHIBIT C

[FORM OF DESIGNATION LETTER]

                ,

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

to the Credit Agreement referred to below

10 South Dearborn Street, Floor L2

Chicago, Illinois 60603

Attention: Ingredion Account Manager

Ladies and Gentlemen:

We refer to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 11, 2016 among Ingredion Incorporated (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Designation Letter have the meanings ascribed thereto in the Credit Agreement.

The Company hereby designates [                ] (the “Designated Subsidiary”), a Wholly-Owned Subsidiary of the Company and a [corporation duly incorporated under the laws of [                ]], as a “Subsidiary Borrower” in accordance with Section 2.22 of the Credit Agreement until such designation is terminated in accordance with Section 2.22 of the Credit Agreement.

The Designated Subsidiary hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Subsidiary Borrower under the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, the Designated Subsidiary shall be a Subsidiary Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Subsidiary Borrower. The Designated Subsidiary hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The Company hereby represents and warrants to the Administrative Agent, and each Lender that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Article III of the Credit Agreement (except (other than on the Effective Date) the representations and warranties set forth in Section 3.04(b), Section 3.06(a)(i) and Section 3.06(b)) are true and correct on the date hereof as if made on and as of the date hereof (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date), and (ii) no Default has occurred and is continuing. The Designated Subsidiary represents and warrants that, in so far as they relate to such Designated Subsidiary, each of the representations and warranties set forth in Article III of the Credit Agreement (except (other than on the Effective Date) the representations and warranties set forth in Section 3.04(b) and Section 3.06)) is true and correct on the date hereof as if made on and as of the date hereof (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date). This Designation Letter shall be construed in accordance with and governed by the laws of the State of New York. Without limiting any other provisions hereof, the Designated Subsidiary hereby submits to jurisdiction and makes the waivers and otherwise in all aspects agrees to the terms of Sections 9.09(b), (c) and (d) of the Credit Agreement as if fully set forth herein.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS DESIGNATION LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Page Follows]

2

Very truly yours,

INGREDION INCORPORATED

By:
Name:
Title:

[NAME OF DESIGNATED SUBSIDIARY]

By
Name:
Title:

3

EXHIBIT D

[FORM OF TERMINATION LETTER]

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

to the Credit Agreement referred to below

10 South Dearborn Street, Floor L2

Chicago, Illinois 60603

Attention: Ingredion Account Manager

Ladies and Gentlemen:

We refer to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 11, 2016 among Ingredion Incorporated (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Designation Letter have the meanings ascribed thereto in the Credit Agreement.

The Company hereby terminates the status as a Subsidiary Borrower of [                ], a corporation incorporated under the laws of [                ] (the “Designated Subsidiary”), in accordance with Section 2.22 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represent and warrant that on or prior to the date hereof (a) all Loans made to the Designated Subsidiary and all related interest have been paid in full and (b) all Letters of Credit issued for the account of the Designated Subsidiary have expired, been cancelled or been fully drawn and all related reimbursement and related obligations have been paid in full. Notwithstanding the foregoing, this Termination Letter shall not terminate (a) any obligation of such Designated Subsidiary that remains unpaid on the date hereof (including, without limitation, any obligation arising hereafter in respect of the Designated Subsidiary under Sections 2.15, 2.16 or 2.17 of the Credit Agreement) or (b) the obligations of the Company under Article X of the Credit Agreement with respect to any such unpaid obligations.

[Signature Page Follows]

Very truly yours,

INGREDION INCORPORATED

By:
Name:
Title:

[SUBSIDIARY BORROWER]

By:
Name:
Title:

5